                                      RETIX

                                1,000,000 SHARES

                                   COMMON STOCK

                                ----------------

     This Prospectus relates to the public offering, which is not being underwritten, of 1,000,000 shares of Common Stock, $.01 par value per share, of Retix, a California corporation ("Retix," the "Company" or the "Registrant"). All 1,000,000 shares (the "Shares") may be offered by M.Y. Stephan, the Company's President and Chief Executive Officer (the "Selling Shareholder"). The Shares were issued to Mr. Stephan pursuant to the Company's Executive Stock Option Plan and have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement on Form S-8.

     The Shares may be offered by the Selling Shareholder from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Sale of the Shares."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholder.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol RETX. On May 17, 1996 the average of the high and low price for the Common Stock was $9.5625 per share.

                                ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR
CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.

                                ----------------

     The Selling Shareholder and any broker-dealers or agents that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Sale of the Shares" herein for a description of indemnification arrangements.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                   CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                 The date of this Prospectus is May 21, 1996

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

     Retix ("Retix," the "Company" or the "Registrant") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 2006.

     The Company has filed with the Commission a registration statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.


                    INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-19640) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 30, 1995.

     2. The Company's definitive Proxy Statement dated April 26, 1996, filed in connection with the June 19, 1996 Annual Meeting of Shareholders of Retix.

     3. The descriptionsof the Company'sCommon Stock, $0.01par value pershare, contained inits Registration Statementon Form 8-A dated November 5, 1991, including any amendment or report filed for the purpose of updating such descriptions.

     4. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, July 1 and April 1, 1995 and March 30, 1996.

     5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form S-1 filed with the Commission on October 25, 1991.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Retix, 2401 Colorado Avenue, Santa Monica, California 90404, Attention Steve Waszak, Vice President of Finance and Administration and Chief Financial Officer, telephone: (310) 828-3400.

                                THE COMPANY

     Retix is a California corporation with executive offices located at 2401 Colorado Avenue, Santa Monica, California 90404. The Company was incorporated in the State of California in 1985 and is traded on the Nasdaq National Market under the symbol RETX.

                               RISK FACTORS

     PROSPECTIVE PURCHASERS OF SHARES OF THE COMPANY'S COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

     NEW PRODUCTS AND TECHNOLOGICAL CHANGES. The markets for the Company's products are characterized by rapidly changing technology and frequent new product introductions. Accordingly, the Company believes that its future success will depend on its ability to enhance its existing products and to develop and introduce in a timely fashion new products that achieve market acceptance. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support such products successfully or that the Company will be able to respond effectively to technological changes, industry standards revisions or product announcements by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could adversely affect the Company. The Company's revenues are dependent on, among other things, the acceptance of these products by customers, and no assurance concerning their acceptance can be given. From time to time, the Company may announce new products, capabilities or technologies that have the potential to replace the Company's existing product offerings. There can be no assurance that announcements of new product offerings will not cause customers to defer purchasing or licensing existing Company products, adversely affecting the Company.

     The Company's products are very complex as a result of market requirements for a high level of functionality, support of diverse operating environments, the need for interoperability and support for multiple technological standards. These products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Such loss or delay could have a material adverse effect on the Company's business, financial condition and results of operations.

     PARTICIPATION IN EMERGING MARKETS. As part of its corporate strategy, the Company has targeted emerging markets in the early stage of their development, including the TMN and wireless data markets. There can be no assurance that these markets will attain broad acceptance or generate long-term growth opportunities in line with the Company's objectives.

     COMPETITION. The computer networking industry is characterized by rapid technological advances and evolving industry standards. The Company competes in the internetworking products, wireless data solutions and TMN technology markets. The Company's ability to compete depends on such factors as product features, ease of use, price, quality, technical support and service, product development capability, marketing, distribution channels, and ability to meet delivery schedules.

     The Company experiences significant competition in both the telecommunications and enterprise networking markets from bridge and multi-protocol router manufacturers such as Cisco Systems, Inc., Bay Networks, 3Com Corporation, and from major telecommunication vendors such as AT&T. In particular, the market for bridges, switching and low-end routers has been characterized by intense price competition. The router and wireless data markets have existing dominant competitors with strong market presence. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support products successfully or that the Company will be able to respond effectively to technological changes or product announcements by its competitors. The complexities of the Company's existing products could result in delays to product releases or product enhancements. Delays in new product introductions or product enhancements or the introduction of unsuccessful products could adversely affect the Company.

     Many of the Company's current and potential competitors have longer operating histories and have greater financial, technical, sales, marketing and other resources than the Company. Moreover, the Company's current and potential competitors may respond more quickly than the Company to new or emerging technologies or changes in customer requirements. There can be no assurance that the Company will be able to compete successfully with such competitors.

     FLUCTUATIONS IN OPERATING RESULTS; HISTORY OF RECENT LOSSES. The Company's operating results may vary significantly from period to period depending on factors such as the timing of significant licenses or orders for the Company's products, product mix, changes in distribution channels, the introduction of new products by the Company or its competitors, increased competition, changes in product demand resulting from fluctuations in foreign currency exchange rates, seasonal fluctuations in business activities and changes in operating costs and material costs. In fiscal 1994 and 1995 and in the first quarter of 1996, the Company experienced operating losses and a decrease in revenues from the results of the prior year. There can be no assurance that the Company will be able to regain profitability or resume revenue growth on a quarterly or annual basis. The Company's expense levels are based in part on its expectation of future revenues. As a result of failure to meet these expectations, the Company has had to undertake several reorganizations in the past, including in 1995. Delays in new product introductions or product enhancements or the introduction of unsuccessful products could adversely affect the Company. If revenues are below expectations, results of operations may be adversely affected. The Company's gross margins vary on direct sales of a given product compared to sales of the same product through distributors, VARs or OEMs. As a result of these and other factors, the Company could experience significant fluctuations in results of operations in future periods.

     FLUCTUATIONS IN MARKET PRICE OF COMMON STOCK. Announcement of new products by the Company or its competitors and quarterly variations in financial results could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock market has experienced price and volume fluctuations from time to time that have affected the market prices of many technology based companies and that are not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect the price of the Company's Common Stock.

     INTERNATIONAL SALES AND OPERATIONS. Sales to third party customers outside of North America accounted for approximately 54% of the Company's net revenues for 1993, 1994 and 1995. The Company expects that international sales will continue to be a significant portion of the Company's business. Operating costs in many countries, including some of those in which the Company operates, are often higher than in the United States. International sales and operations may also be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, currency exchange fluctuations, political instability, trade restrictions, changes in tariffs and difficulties in staffing and managing international operations. In addition, sales in Europe are adversely affected in the third quarter of each year as many customers and end users reduce their business activities during the summer months. These seasonal factors and currency fluctuation risks may have an effect on the Company's quarterly results of operations. Further, because the Company has operations in different countries, the Company's management must address differences in regulatory environments and cultures. Failure to address these differences successfully could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company must obtain governmental and public telephone company approvals for certain of its products in most countries.

     DEPENDENCE ON SUPPLIERS AND LICENSES. Although the Company generally uses standard parts for its hardware products, certain components, circuit boards, connectors, mechanical assemblies, and power supplies, are presently available only from a single source or from limited sources. The Company has generally been able to obtain adequate supplies of all components in a timely manner from existing sources or, when necessary, from alternative sources of supply. The inability to obtain sufficient sole or limited source components or subassemblies as required or to develop alternative sources if and as required could adversely affect the Company's operating results. The Company intends to shift to an outsourcing strategy for the manufacture of its products. Failure to make this shift on a timely basis or any difficulties experienced by the Company's manufacturing partners, on which the Company could become solely dependent for the supply of its products, could adversely affect the Company's operating results. The Company licenses certain technology included in its products; if the Company becomes unable to utilize such technology, the Company could be adversely affected.

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant degree upon the continued contributions of its key management, sales, marketing, research and development and manufacturing personnel, many of whom would be difficult to replace. If certain of these employees were to leave, the Company could be adversely affected. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled software and hardware engineers, and managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining the necessary personnel. In addition, the Company is undertaking a reorganization and refocusing of its business. To the extent the

Company is not successful in attracting or retaining key personnel, the Company could also be adversely affected.

     CURRENCY FLUCTUATIONS. While the Company's consolidated financial statements are prepared in United States dollars, a portion of the Company's worldwide operations have a functional currency other than the United States dollar. In particular, the Company maintains a development and customer service operation in Ireland where the functional currency is the Irish Pound, and a customer service and sales operation in the United Kingdom where the functional currency is the British Pound Sterling. A portion of the Company's revenues are also denominated in currencies other than the United States dollar. Fluctuations in exchange rates may have a material adverse effect on the Company's results of operations and could also result in exchange losses. The impact of future exchange rate fluctuations cannot be predicted adequately. To date, the Company has not sought to hedge the risks associated with fluctuations in exchange rates, but may undertake such transactions in the future. The Company does not have a policy relating to hedging. There can be no assurance that any hedging techniques implemented by the Company would be successful or that the Company's results of operations will not be materially adversely affected by exchange rate fluctuations.

     RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY. The Company regards its products as proprietary and relies primarily on a combination of statutory and common law copyright, trademark, and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company generally enters into confidentiality and invention assignment agreements with its employees and consultants. Additionally, the Company enters into confidentiality agreements with certain of its customers and potential customers and limits access to, and distribution of, its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technologies without authorization, or to develop similar technologies independently. Furthermore, the laws of certain countries in which the Company does business do not protect the Company's software and intellectual property rights to the same extent as do the laws of the United States. The Company does not include in its software any mechanisms to prevent or inhibit unauthorized use, but generally either requires the execution of an agreement that restricts copying and use of the Company's products or provides for the same in a break-the-seal license agreement. If unauthorized copying or misuse of the Company's products were to occur to any substantial degree, the Company's business, financial condition and results of operations could be materially adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     While the Company has not received claims alleging infringement of the proprietary rights of third parties which the Company believes would have a material adverse effect on the Company's business, financial condition or results of operations, nor is it aware of any similar threatened claims, there can be no assurance that third parities will not claim that the Company's current or future products infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all.

                           SELLING SHAREHOLDER

     The following table shows the Selling Shareholder's name and position with the Company, the number of shares of the Company's Common Stock beneficially owned by the Selling Shareholder as of May 17, 1996, and the number of shares covered by this Prospectus.




                                                                             AMOUNT TO BE HELD AFTER
                                                                                   OFFERING(1)
                                                                             -----------------------
                                            NUMBER OF      NUMBER OF
                                             SHARES      SHARES COVERED
                         POSITION WITH    BENEFICIALLY         BY            NUMBER
SELLING SHAREHOLDER       THE COMPANY         OWNED      THIS PROSPECTUS    OF SHARES    PERCENTAGE(2)
- ------------------      --------------    ------------   ---------------    ---------    -------------
M.Y. Stephan            President, Chief   1,050,000       1,000,000        50,000          *
                        Financial Officer
                        and Director

- --------------------------
 *  Less than one percent.

(1) Assumes that all shares offered hereby are sold.

(2) As of May 17, 1996, the Company had approximately 22,246,431 shares of Common Stock outstanding.

                              SALE OF THE SHARES

      The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Shareholder from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Shareholder and any broker-dealers or agents that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholder.

     The Company agreed to register the Shares under the Securities Act and to pay all reasonable fees and expenses incident to the filing of this Registration Statement.



                       DESCRIPTION OF CAPITAL STOCK

     The Company has 52,000,000 shares of authorized capital stock of which 50,000,000 shares have been designated as Common Stock $0.01 par value, and 2,000,000 shares of which have been designated as Preferred Stock, $0.01 par value. The only equity securities currently outstanding are shares of Common Stock. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the offering will be, fully paid and nonassessable.

     The Company's Common Stock is traded over-the-counter on the Nasdaq National Market under the symbol RETX. At May 17, 1996, the Company had approximately 423 holders of record of its Common Stock and 22,246,431 shares outstanding.

                             LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025.

                                EXPERTS

     The consolidated financial statements of Retix incorporated in this prospectus by reference from Retix's Annual Report on Form 10-K for the year ended December 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.